Exhibit 10.4

TERMS AND CONDITIONS OF PURCHASE	Number:

THESE TERMS AND CONDITIONS OF PURCHASE (“Terms & Conditions”) are made and effective this 26th day of May, 2020, by and between SCWorx Corp., a Delaware Corporation (“Purchaser”), and USA Procurements, LLC, 1100 Poydras St, New Orleans, LA 70163 (hereinafter) (“Seller”). Purchaser and Seller are sometimes hereinafter referred to individually as “Party” and collectively as the “Parties”.

This Agreement for the purchase oflevel 4 blue medical gowns (double laminate, 35g weight), (“Products”), together with the Escrow Agreement, if required, by and between Seller, Purchaser and the Escrow Agent, constitute the entire and sole basis upon which Purchaser agrees to purchase Products from Seller, and are the exclusive understanding between Purchaser and Seller covering the Products (hereinafter collectively “the Contract”). Any additional or different terms and/or conditions proposed by Purchaser or Seller, whether by: (i) quotation; (ii) acknowledgment; (iii) invoice; (iv) separate written document; and/or (v) any other means, do not constitute part of the Contract. Any such additional or different terms shall be considered proposals to amend, which are not accepted, unless mutually agreed to in a writing signed by the Parties and/or Manufacturer as applicable. All prior general terms and conditions, contracts, representations, statements, negotiations, and undertakings, whether oral or written, are superseded hereby.

●	Price, Payment, and Requirement.

Price. Seller will furnish the Products called for hereby in accordance with the specifications, quantities, prices and delivery stated herein. All prices are stated in U.S. Dollars. The line item prices listed herein include all applicable taxes that Seller is legally obligated to collect, except sales tax, which is separately shown where applicable. If Purchaser furnishes a valid tax exemption certificate to Seller, Seller shall neither remit sales or use tax nor charge Purchaser for sales or use tax to the extent permitted by the exemption certificate.

●	Purchase Price.

The purchase price is $3.00 per unit. Price may be subject to change for any future orders under this Agreement. Any future orders shall be pursuant to a Purchase Order which incorporates the terms of this Agreement.

Payment. Any payments hereunder shall be made to USA Procurement.

Payments: Purchaser agrees to an initial deposit of 30% of the purchase price $135,000 within one business day of signing this agreement, subject to the terms specified in this Agreement. This deposit shall be applied to payment for the Products purchased hereunder. Payment in full for all Products which meet the inspection requirements of Paragraph 3 of this Agreement shall be released to Seller upon the Product clearing customs, FOB Adana airport. For clarity, if Purchaser is not satisfied with its inspection of a portion of the Products, Purchaser may reject those specific Products and accept the balance of the Product shipment.

Currency: All payments shall be made in U.S. dollars.

1.4	Requirement: The Seller agrees to sell to Purchaser and the Purchaser agrees to purchase from Seller, upon Purchaser’s acceptance of bill of lading an aggregate of One hundred and fifty thousand (150,000) units of level 4 blue medical gowns (double laminate, 35g weight) as requested and available. The Product Specifications are as set forth on the Technical Data Sheet for the level 4 blue medical gowns (double laminate, 35g weight) as provided by the Seller.

●	Shipment and Delivery.

2.1	Shipment. All Products to be prepared for shipment in a manner which: (i) follows good commercial practice; (ii) is acceptable by common carriers for shipment; and (iii) is adequate to ensure safe and timely arrival. Prior to shipment, Seller shall deliver Purchaser a bill of lading detailing the Products contained on each pallet, including manufacturer catalog number, product description, lot number(s) and quantity of product.

2.2	Shipping Terms. Shipping Incoterm shall be FOB Adana airport.

●	Inspection.

Inspection. Purchaser must conduct any inspection of the Manufacturer’s Product documentation and bill of lading within two business days of receipt. Purchaser shall also have the right to order its own surveyor (at its own expense) to ensure the quality and quantity of the Products, including conformity to specifications.

Seller Support. Seller will provide any necessary and reasonable assistance for Purchaser’s inspections. Any delays caused by Seller shall extend the one business day time period within section 3.1

●	Invoicing.

Invoicing. Seller will send invoices in accordance with the payment terms herein. Invoices will include: Product number(s), complete bill to address, description of Product(s), quantities by lot number, manufacturer catalog number, product description, unit prices and extended totals in U.S. dollars.

●	Cancellation and Termination.

Termination for Cause. If: (i) Seller fails to make a timely delivery or perform a service in accordance with the Contract(ii) any proceeding is filed by or against Seller in bankruptcy or insolvency, or for appointment for the benefit of creditors; or (iii) Seller is otherwise in material breach of the Contract and fails to remedy such within one calendar day after receipt of written notice from Purchaser, then Purchaser may terminate the Contract by written notice to Seller.

6.	Ownership; Good Title; No Liens. Seller warrants that at the time of delivery to Purchaser it will be the sole and exclusive owner of the Products at issue herein and that title to all Products will pass to Purchaser upon possession by Purchaser free and clear of all liens, claims, security interests or encumbrances, and that no materials, equipment or supplies incorporated into any Products sold to Purchaser, or any services performed for Purchaser, under any Order will have been acquired by Seller subject to a contract under which any interest therein or any encumbrance thereon is retained by Seller, or by any other entity, which will survive delivery to Purchaser.

●	Proprietary Information and Publicity.

Confidentiality Obligation. Each Party will maintain confidential the contents of this Contract as well as any information (electronic and paper) it receives (“Receiving Party”) from the other Party (“Disclosing Party”) of a confidential or proprietary nature relating to the Products or business of such Disclosing Party, regardless of whether the confidential information is marked as proprietary or confidential.

Other NDAs. The terms and conditions of any Non-Disclosure Contract, or other confidentiality Contract, executed between the Parties are incorporated by reference as if fully set forth herein. In the event of any inconsistency between provisions of these Terms & Conditions and those of any executed confidentiality Contract, the provisions that are most protective of confidential information will take precedence.

Relief. The Parties agree that breach of this Section 7 will cause the non-breaching Party to suffer irreparable harm for which monetary damages are an inadequate remedy, and that equitable relief is appropriate (including preliminary and permanent injunctive relief in any court of competent jurisdiction).

●	Warranties.

Warranty. Seller warrants that the Products meet the specifications set forth herein, and that they are fit for their intended purpose.

●	Intellectual Property.

Indemnification Obligation. Seller warrants that to the best of its knowledge after reasonable investigation, the Products do not infringe any intellectual property rights, and it represents and covenants that it has disclosed in a writing attached to these Terms & Conditions pertinent to the disclosure, any limitation on this warranty. Seller shall defend, indemnify and hold Purchaser harmless from any and all costs, expenses (including reasonable attorneys’ fees and costs), losses, damages and liabilities incurred due to Products actual or alleged infringement of any patent, copyright, trade secret, trademark, or other intellectual property rights arising out of the use or sale by Purchaser. Both Parties agree to notify each other promptly after receiving notice of alleged infringement and both Parties will be permitted to participate in the defense or settlement thereof.

●	General Indemnification.

Indemnification Obligation. Each Party agrees to protect, defend, indemnify and hold harmless the other Party, its directors, officers, employees, agents, successors and assigns, from and against any and all claims, liabilities, demands, penalties, forfeitures, suits, judgments and the associated costs and expenses (including reasonable attorney’s fees and costs, and expert fees and costs), which the other Party may hereafter incur, become responsible for or pay out as a result of (i) death or bodily injury to the other Party’s employees, agents or representatives, (ii) any violation of governmental law, regulation, or order, (iii) the indemnifying Party’s breach of any term or provision hereof; (iv) the indemnifying Party’s act of willful misconduct in connection with its performance under the Contract; or (v) negligent acts, errors or omissions by the indemnifying Party, its employees, officers, agents, representatives, vendors, or subcontractors in connection with performance of the Contract.

●	Reserved.

12.	Force Majeure.

12.l Neither Party will be liable for delay or failure in performance, in whole or in part, caused by the occurrence of any contingency that_cc;mld not have been prevented by the affected Party’s (or its other contractors or subcontractors) exercise of reasonable diligence, and that is beyond its reasonable control, including but not limited to war, embargo, supply-chain interruption, national emergency, sanctions, governmental acts or inactions, military operations, blockade, requisition, trade restrictions, strilces, lockouts, labor shortages, quarantine, pandemic, insurrection, revolution, riot or other act of civil disobedience, act of a public enemy, fire, perils of the sea, piracy, terrorism, breakdown of transportation equipment, explosion, flood, storm, earthquake, or other act of God; provided, however, that: (i) when an actual or threatened event delays or is anticipated to delay the timely performance of obligations under the Contract, the affected Party will immediately, and in any event no later than five (5) calendar days, notify the other Party in writing of all relevant information and the anticipated date performance will be completed; and (ii) the other Party will have the right to terminate its obligation to proceed with the uncompleted portion of the Contract at no cost and without penalty, if the delay is more than thirty (30) calendar days.

13.	Miscellaneous.

13.1	Assignment. Purchaser may assign its rights and/or obligations under these Terms & Conditions, provided that: (i) Purchaser is not in default or is otherwise unable to pay for the Products provided by Seller under this Contract, (ii) the form of assignment does not materially alter these Terms & Conditions, and (iii) the assignment is (a) to the Owner or Financing Party of the owner of the entity for which the Product is purchased, (b) to a subsidiary of Purchaser, or (c) in connection with a merger, reorganization or sale of Purchaser’s assets, provided the assignee’s business does not directly compete with Seller’s. Seller may assign its rights and/or obligations under these Terms & Conditions with the prior written consent of Purchaser, which shall not be unreasonably withheld: (i) to a subsidiary of Seller; or (ii) in connection with a merger, reorganization or sale of Seller’s assets, provided the assignee’s business does not directly compete with Purchaser’s. Any assignment permitted hereunder is subject to the written Contract of the assignee to be bound by the Contract.

13.2	Modification and Waiver. Any delay or failure by either Party to pursue any and all of its remedies upon a breach by the other, or to insist upon performance of any provision of the Contract, will not be construed as a waiver of a Party’s rights under the Contract, or applicable state or federal law. No modification to these Terms & Conditions, nor any waiver of any rights, will be effective unless made in a signed writing, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

13.3	Independent Contractors. Purchaser and Seller are independent contractors, and their relationship is not one of principal and agent.

13.4	Notice. All notices and other communications required or permitted in connection with these Terms & Conditions will be in writing and will be sent to a Party at its address set forth herein by first class mail, postage prepaid, by facsimile transmission, by electronic mail, or by overnight courier.

13.5	Severability. If for any reason, any part of these Terms & Conditions is deemed invalid, illegal, or otherwise unenforceable, the remainder of the Terms & Conditions will remain in full force and effect.

13.6.	Compliance with Laws. Purchaser and Seller agree to comply the U.S. Foreign Corrupt Practices Act, Bank Secrecy Act and other Anti Money Laundering legislation, collectively known as “Anti-Corruption Laws”. Further, Purchaser and Seller agree to comply with all other laws applicable to Purchaser and Seller in relation to this Agreement.

13.7.	Compliance with U.S. AML & PTF Regulations. Purchaser and Seller, individually represent, warrant and covenant that neither it, nor any of its affiliates (or any of their respective STRINGS’s, partners or funding sources), is nor will become (i) a person designated by the U.S. Department of Treasury Office of Foreign Asset Control as a “specially designated. national or blocked person” or similar status, (ii) a person described in Section 1 of U. S. Executive Order 13224 issued on September 23, 2001.

(iii)	a person otherwise identified by a government or legal authority as a person with whom Purchaser or Seller is prohibited from transacting business; (iv) directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government ; or (v) a person acting on behalf of a government of any country that is subject to an embargo by the United States government. Purchaser and Seller agree to notify the other in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties contained in this Section incorrect.

13.8.	Non-Ineligibility

Purchaser and Seller, independently represent and warrant that it is not currently excluded, debarred, suspended or otherwise ineligible to participate by any federal department or in any federal department programs or in any federal procurement or no procurement programs (“Ineligible Person”), and that Purchaser or Seller is not using an Ineligible Person individual and will not use an Ineligible Person in the future, in any capacity, in connection with the performance of the services hereunder. For the avoidance of doubt, Purchaser and Seller independently represent and warrant that neither it nor any of its principals is excluded, debarred or suspended from any federal health care program, including, but not limited to, Medicare and Medicaid.

13.9	Access to Books and Records

During the Term of this Agreement and for a period of four (4) years after the termination hereof: Seller shall grant access to the following documents to the Secretary of the U.S. Department of Health and Human Services (’’Secretary”), the U.S. Comptroller General and their authorized rep representatives.: this Agreement. and all books, documents and records necessary to verify the nature and costs of Products/services prov ide d hereunder. If Seller carries out the duties of this Agreement through a subcontract worth $10-thousand USD or more over a twelve (12) month period with a related organization. th.is subcontract shall also contain a clause permitting access by the Secretary, Comptroller-General and their authorized representatives to the related organization’s books. documents and records.

13.10.	Choice of Law and Jurisdiction

This Agreement and any and all related documents and matters arising out of, or relating to it shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles.

13.11.	Venue.

The parties hereto irrevocably and unconditionally consent to the jurisdiction of the United States District Court of the Southern District of New York, otherwise , the parties hereto submit to the jurisdiction of any court of competent jurisdiction in the Courts of New York.

3.12.	Attorney’s Fees:

If any legal action is commenced or necessary to enforce or interrupt the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.

13.13.	Equal Opportunity.

Seller and Purchaser each complies with the Equal Opportunity Clauses set forth in 41 CFR parts 60-l.4(a), and the employee notice found at 29 CFR Part 471, Appendix A to Subpart A, which, if applicable, are incorporated by reference herein. In addition, Seller and Purchaser shall each abide by the requirements of 41 CFR 60.300.S(a) and 60.741.S(a). These regulations prohibit discrimination against qualified individuals on the basis of protected veteran status or disability, and require affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified protected veterans and individuals with disabilities.

The undersigned have caused these Terms & Conditions to be signed by duly authorized officers or representatives of the Party on whose behalf they are signing for and agree to bind their respective Party hereto.

Seller	Purchaser
USA Procurement	SCWorxCorp.

By: __________________________	By: _________________________